Exhibit 10.7

In connection with a review of director compensation in November 2016, the Board of Directors of the Federal Agricultural Mortgage Corporation approved the following level of director compensation in the form of cash retainer and targeted value of equity, effective January 1, 2017:

•	The base annual cash retainer payable to all directors remained unchanged at $58,400.

•	The value of the equity award grant to all directors remained unchanged at $50,000.

•	The incremental annual cash retainer payable to:

◦	the Chairman of the Board remained unchanged at $40,000, maintaining his total annual cash retainer at $98,400;

◦	the Vice Chairman of the Board remained unchanged at $20,000, maintaining his total annual cash retainer at $78,400;

•
The incremental annual cash retainer payable to Committee chairs is set forth below, provided that no director shall receive the supplemental retainer for being the Chair of one of these four designated Committees if that director is already receiving the supplemental annual retainer applicable to the Chairman of the Board or the Vice Chairman of the Board:

◦	the Chairman of the Audit Committee remained unchanged at $12,000, maintaining his total annual cash retainer at $70,400;

◦	the Chairman of the Compensation Committee was increased from $6,500 to $10,000, bringing his total annual cash retainer to $68,400;

◦	the Chairman of the Corporate Governance Committee was established at $12,000 (the Chairman of the Corporate Governance Committee currently serves as the Chairman of the Board); and

◦	the Chairman of the Risk Committee was established at $10,000 (the Chairman of the Risk Committee currently serves as the Vice Chairman of the Board).